Exhibit 3.4

AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

OPTIMUMBANK HOLDINGS, INC.

Pursuant to Sections 607.1001, 607.1003, and 607.1006, Florida Statutes, OptimumBank Holdings, Inc. has adopted this Amendment to Amended and Restated Articles of Incorporation. This amendment was approved by the Board of Directors on January 27, 2026, and by the holders of Common Stock, which was the only class of stock entitled to vote, on April 28, 2026.

Article III to the Articles of Incorporation of OptimumBank Holdings, Inc. shall read in its entirety:

(a) The aggregate number of shares of stock of all classes that the Corporation shall have authority to issue is 66,000,000 shares, of which 30,000,000 shares shall be voting common stock, par value $0.01 per share (“Voting Common Stock”), 30,000,000 shares shall be nonvoting common stock, par value $0.01 per share (“Nonvoting Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) Except as otherwise required by the Florida Business Corporation Act, holders of Nonvoting Common Stock shall have no voting rights and shall not be entitled to notice of shareholder meetings. Nonvoting Common Stock shall be identical to Voting Common Stock in all respects, except with respect to voting rights, including, but not limited to:

(i)	Dividends: Both Voting Common Stock and Nonvoting Common Stock shall participate equally and ratably in dividends when and if declared by the Board of Directors; and
(ii)	Liquidation: Upon liquidation, dissolution, or winding up of the Corporation, holders of Voting Common Stock and Nonvoting Common Stock shall share equally, on a per share basis, in all assets available for distribution after payment of liabilities.

(c) The Board of Directors of the Corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(d) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;
(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;
(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;
(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and
(vii)	Any other relative rights, preferences, and limitations of that series.

(e) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Voting Common Stock or Nonvoting Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Voting Common Stock and Nonvoting Common Stock shall be entitled to shares ratably in all the remaining assets of the Corporation.

The undersigned duly authorized officer of OptimumBank Holdings, Inc. executed this Amendment to Amended and Restated Articles of Incorporation on April 28, 2026.

OPTIMUMBANK HOLDINGS, INC.

/s/ Moishe Gubin
Moishe Gubin
Chairman of the Board of Directors